Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CONE MIDSTREAM PARTNERS LP

This Certificate of Amendment to the Certificate of Limited Partnership of CONE Midstream Partners LP, a Delaware limited partnership (the “Partnership”), is being duly executed and filed by CNX Midstream GP LLC, a Delaware limited liability company, as general partner, in accordance with the provisions of 6 Del. C. §§ 17-202 and 17-204, to amend the Certificate of Limited Partnership of the Partnership, which was filed on May 30, 2014 (the “Certificate”).

1. The name of the limited partnership is CONE Midstream Partners LP.

2. The Certificate is hereby amended by deleting paragraph 1 and inserting in lieu thereof a new paragraph to read as follows:

1. Name. The name of the Partnership is “CNX Midstream Partners LP”.

3. The Certificate is further amended by deleting paragraph 3 and inserting in lieu thereof a new paragraph to read as follows:

3. General Partner. The name and business address of the general partner of the Partnership is:

CNX Midstream GP LLC

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

4. This amendment of the Certificate shall become effective on January 3, 2018 at 7:00 a.m.

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has executed this Certificate of Amendment to the Certificate of Limited Partnership as of January 3, 2018.

GENERAL PARTNER:

CNX MIDSTREAM GP LLC

By:	/s/ Donald W. Rush
Name: Donald W. Rush
Title: Authorized Representative